                                                                     Exhibit 15c


                                 ING FUNDS TRUST


                          Shares of Beneficial Interest


                                DEALER AGREEMENT


                                __________, 199_


Ladies and Gentlemen:

ING Funds Distributor, Inc. has entered into a distribution agreement (the "Distribution Agreement") dated October 30, 1998 with ING Funds Trust (the "Trust"), pursuant to which we have agreed to act as distributor (the "Distributor") of shares of each series of the Trust set forth on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"). This Dealer Agreement shall herein be referred to as the "Agreement". For purposes of this Agreement, the term "Shares" shall mean the authorized shares of the relevant Fund. The terms and conditions of this Agreement are as follows:

         1. Role of ING Funds Distributor, Inc. Pursuant to the Distribution Agreement, we have agreed to use our best efforts to make arrangements for securities dealers which can make the representations set forth in Section 7 of this Agreement to solicit from the public orders to purchase Shares. You are hereby invited to become one of such securities dealers (each such securities dealer, an "Authorized Dealer"). This will confirm our mutual agreement as to the terms and conditions applicable to your participation as an Authorized Dealer, such agreement to be effective on your confirmation hereof. You understand (a) that we may, at any time at our option, act as an Authorized Dealer, (b) that we are seeking to enter into this Agreement in counterparts with you and certain other securities dealers, which also may act as Authorized Dealers, (c) that, except as we may otherwise agree with you, we may enter into agreements (which may or may not be the same as this Agreement) with Authorized Dealers, (d) that the Trust and we may modify, suspend, terminate or withdraw entirely the offering of Shares at any time without giving notice to you and without incurring any liability or obligation to you, and (e) that we may, upon notice, change the net asset value, sales load, or dealer allowance or modify, cancel or change the terms of this Agreement. All purchases of Shares from, and redemptions of Shares by, the Trust shall be effected through us acting on behalf of the Trust. You understand that we shall have no obligation to sell Shares to you at such times as we are not acting as Distributor for the Shares.

         2. Role of Authorized Dealers. (a) As an Authorized Dealer, you shall have no obligation to purchase or sell or to solicit the purchase or sale of Shares. When and if you determine to purchase, redeem or exchange Shares or you receive a customer order for the purchase, redemption, or exchange of Shares and you determine to accept such order, you agree to accept the order pursuant to and comply with the terms and procedures relating to the handling of purchase, redemption, and exchange orders that are detailed in the Prospectus, SAI, and Addendum A, attached hereto, which may be amended and/or supplemented from time-to-time.

         (b) You agree to offer Shares to the public at the then applicable net asset value plus any initial sales charge (the "Sales Load") (collectively, the "Public Offering Price) and subject to the minimum investment amount set forth in the relevant Prospectus and SAI, subject to any waivers or reductions of the Sales Load or dealer allowances (the "Dealer Allowances") as described in the Prospectus as amended from time to time. Any amendment to a Prospectus which affects the Sales Load, Dealer Allowances, waivers or discounts shall not affect Sales Load, Dealer Allowances, discounts or waivers with respect to sales on which orders have been accepted by us prior to the date of notice of such amendment. Your placement of an order for Shares after the date of any notice of such amendment shall conclusively evidence your agreement to be bound thereby. The Trust and ING Funds Distributor, Inc. reserve the right to modify the minimum investment requirement, the subsequent investment requirement, the manner in which Shares are offered and the Sales Load rates applicable to future purchases of Shares. We shall make a reasonable effort to notify you of any redetermination or suspension of the Public Offering Price, but we shall be under no liability for failure to do so. Reduced Sales Loads also may be available as a result of a cumulative discount or pursuant to a right of accumulation as set forth in the relevant Prospectus. You agree to advise us promptly as to the amounts of any sales made by you to the public qualifying for reduced Sales Loads.

         (c) You agree to purchase Shares from us only to cover purchase orders already received from your customers, or for your own bona fide investment. You will not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding. All orders for Shares are subject to acceptance or rejection by us or the Trust in the sole discretion of either.

         (d) In purchasing Shares through us, you shall rely solely on the representations contained in the relevant Prospectus, relevant SAI and the registration statement, as most recently amended (the "Registration Statement"), relating to the Shares. You will not furnish to any person any information relating to the Shares, the Trust, any Fund or us that is inconsistent with information contained in the relevant Prospectus, relevant SAI, the Registration Statement or any printed information issued by the Trust or us as information supplemental to such Prospectus or cause any advertisement to be published or posted in any public place without our consent and the consent of the Trust.

         (e) In all sales of Shares to the public, you shall act as dealer for your own account, whether as agent or principal. Except as provided in paragraph C of Addendum A, nothing herein shall be deemed to constitute you or any other Authorized Dealer as agent for the Trust, us, or any other Authorized Dealer. You agree not to act as our agent and not to claim to act as our agent or as agent of any of the foregoing. You shall be deemed an independent contractor and you shall have no authority to act for or represent the Trust. You will not act as an "underwriter" or "distributor" of Shares, as those terms are used in the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder. You agree to buy Shares only through us and not from any other sources and to sell Shares only to us, as the Trust's redemption agent, and not to any other purchasers.

         (f) You agree that we shall have full authority to act upon your express instructions to purchase, redeem or exchange Shares through us on behalf of your customers under the terms and conditions provided in the relevant Prospectus, SAI and Addendum A. You agree to hold us harmless as a result of any action taken with respect to authorized purchases, redemptions or exchanges upon your express instructions.

         3. Compensation. (a) You will be entitled to receive that portion of the Sales Load allocated to Authorized Dealers as set forth in the relevant Prospectus in connection with purchases of Shares effected to or through you. For classes of shares of the Funds with a contingent deferred sales load, you will receive from us, or a paying agent appointed by us, a commission in the amount outlined in the relevant Prospectus. You acknowledge that the Prospectuses will set forth a description of waivers or reduction of the Sales Load in certain cases and you hereby waive such portion of the Sales Load otherwise allocated to you. We will promptly remit or cause to be remitted to you, by wire transfer of same day funds to an account you shall designate, that portion of the Sales Load, if any, to which you are entitled, after deduction of the portion allocated to us, which was received by us and not yet paid to you.

         (b) If any Shares purchased by you as agent or as principal are repurchased by a Fund or by us for the account of a Fund or are tendered for redemption within seven business days after confirmation by us of the original purchase order for such shares, (i) you agree forthwith to refund to us the full concession allowed to you on the original sale and (ii) we shall forthwith pay to such Fund that part of the discount retained by us on the original sale. Notice will be given to you of any such repurchase or redemption within ten days of the date on which the tender of Shares for redemption is delivered to us or to the Fund.

         4.  Additional Services and Fees.

         (a) Shareholder Services. You agree to provide shareholder services to your customers who may from time to time beneficially own Shares to the extent permissible under applicable statutes, rules and regulations. Such services may include: (i) answering routine customer inquiries regarding the Funds; (ii) assisting customers in changing dividend options, account designations and addresses, and in enrolling into any of several investment plans offered by the Funds; (iii) assisting in processing purchase and redemption transactions, including arranging wire transfers, transmitting and receiving funds, and verifying customer signatures; and (iv) providing such other similar services directly to clients as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations. We must clearly delineate between shareholder services and sub-transfer agency activities. You also will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to customers.

         In consideration of the services and facilities provided by you hereunder, the Trust will pay to you, as provided under the Trust's Shareholder Servicing Plan, and you will accept as full payment therefor, a "services fee", within the meaning of the NASD Rules, at the annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net asset value of the shares beneficially owned by your customers for whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily (on the basis of 360-day year) and payable monthly*. For purposes of determining the fees payable under this section, the average daily net asset value of the Clients' Shares will be computed in the manner specified in the Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients' Share in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

         (b) Distribution Services. With regard to the shares of the Trust set forth in Schedule 2, you agree to provide distribution services of the type contemplated by the applicable plan adopted by the Trust under Rule 12b-1 of the Investment Company Act (a "12b-1 Plan") as described in the Prospectuses. In consideration for such services, you will be entitled to receive compensation from us that we received under the applicable Rule 12b-1 Plan under the terms and at the rates as set forth in Schedule 2. Compensation shall be payable to you only to the extent that funds are received by us and in our possession.

         (c) Fees from Customers. It is agreed to the extent legally permissible that you may impose certain conditions on customers, in addition to or different from those imposed by the Trust, such as requiring a minimum initial investment or imposing limitations on the amounts of transactions. It is also understood that to the extent legally permissible you may directly credit or charge fees to customers in connection with an investment in the Funds. You shall credit or bill customers directly for such credits or fees. In the event that you charge customers such fees, you shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to customers both of any direct fees charged to the customer by you and of the fees received by you or to be received by you from the Trust pursuant to this Agreement. It is understood by you however, that in no event shall you have recourse or access as agent or otherwise to the account of any shareholder of the Trust except to the extent expressly authorized by law or by such shareholder, or to any assets of the Trust, for payment of any direct fees referred to in this paragraph.

         5. Orders and Payment for Shares. Upon receipt from you of any order to purchase Shares and, if a new account, an Account Information Form, we shall confirm such order to you in writing or by wire to be followed by a confirmation in writing. Additional instructions may be forwarded to you from time to time.

         Payment for Shares ordered from us shall be made in Federal Funds and must be received by the Trust's agent, DST Systems, Inc., within three business days of a receipt and

--------
* For purpose of the Class B, C and X shares, the calculation, accrual and payment of this fee shall begin in the 13th month that Client Shares are held by an investor.

acceptance by us of an order. If payment in Federal Funds is not received by the third business day after the subscription date, we reserve the right, without any notice, to cancel the sale and to hold you responsible for any loss, including loss of profits, suffered by us or by the Trust resulting from such failure.

         6. Blue Sky and Other Qualifications. The Trust has registered an indefinite number of Shares under the Securities Act. Upon application by you, we shall inform you as to any advice received by us concerning the jurisdictions in which the Shares have been qualified for offer or sale or are exempt under the securities or blue sky laws of such jurisdictions, but we assume no obligation or responsibility as to your right to offer or sell Shares in any jurisdiction (other than under the federal laws of the United States). If you propose to offer or sell Shares outside the United States, its territories or its possessions, you will take, at your expense, such action, if any, as may be necessary to comply with the laws of such foreign jurisdictions.

         7. Representations, Warranties and Undertakings. You represent and warrant and undertake that:

         (a) You have the requisite authority and have taken all necessary corporate action to enter into this Agreement and to perform the services contemplated herein.

         (b) You are familiar with Rule 15c2-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), Section 4(3) of Securities Act and Section 24(d) of the Investment Company Act relating to the distribution and delivery of preliminary and final prospectuses and agree that you will comply therewith. You agree to deliver thereafter to any purchaser whose Shares you are holding as record holder copies of the annual and interim reports and proxy solicitation materials relating to the Shares. You further agree to make reasonable efforts to endeavor to obtain proxies from such purchasers whose Shares you are holding as record holder. Additional copies of the Trust's Prospectuses, SAI, annual or interim reports, proxy solicitation materials and any other printed information supplemental to such material will be supplied to you as you reasonably request.

         (c) You are a member of good standing of the National Association of Securities Dealers, Inc. (the "NASD") or, if you are not such a member, you are a foreign bank, dealer or institution not eligible for membership in the NASD which agrees to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein, and in making other sales to comply, as though you were a member of NASD, with the provisions of Sections 8, 24 and 36 of Article III of the Rules of Fair Practice of the NASD and with Section 25 thereof as that Section applies to a non-NASD member broker or dealer in a foreign country.

         (d) You undertake to comply with respect to your offering of Shares to the public pursuant to this Agreement with all applicable provisions of the Securities Act, the Exchange Act and the Investment Company Act and the rules and regulations thereunder and with the applicable rules of the NASD.

         (e) You represent that any compensation payable to you hereunder (i) will be disclosed to your customers; (ii) will be authorized by your customers; and (iii) will not result in an excessive fee to you. In addition, if an issue relating to a Fund's 12b-1 Plan (as defined below) is submitted for shareholder approval, you will vote any Shares held for your own account in the same proportion as the vote of the Shares held by your customers on such issue. You further represent that in effecting the purchase or redemption of Shares in accordance with the terms of this Agreement, you represent as follows: (i) except as provided in paragraph C of Addendum A, you shall act solely as agent for the account of your customer;
(ii) purchases or redemptions of Shares shall be initiated solely upon the instruction and order of your customer; (iii) the customer will have full beneficial ownership of any Shares purchased upon its authorization and order; and (iv) all transactions shall be for the account of the customer or for your own bona fide investment, and shall be without recourse to you except in instances where the transaction is for your own bona fide investment. Under no circumstances will you make any oral or written representations to the contrary.

         (f) You represent that with regard to the transmission of purchase, redemption or exchange instructions for Shares through the National Securities Clearing Corporation's Fund/SERV system, you have entered into a membership agreement with the National Securities Clearing Corporation, and have met all the requirements to participate in their Fund/SERV system.

         8. Liability and Indemnification. Neither of us shall be liable to the other except for (i) acts or failures to act which constitute a lack of good faith or gross negligence, and (ii) obligations expressly assumed under this Agreement. In addition, you agree to indemnify us and hold us harmless from any claims or assertions relating to the lawfulness of your participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with your organization which are performed in connection with the discharge of your responsibilities under this Agreement for which you may found liable to us. If such claims are asserted, we shall have the right to manage our own defense, including the selection and engagement of legal counsel, and all costs of such defense will be borne by you.

         9. NSCC Indemnity - Shareholder and House Accounts. In consideration of our liquidating, exchanging and/or transferring unissued Shares for your customers without the use of original or underlying documentation supporting such instruction (e.g. a signed stock power or signature guarantees), you hereby agree to indemnify us and the Trust against any losses, including reasonable attorney's fees, that may arise from such liquidation, exchange and/or transfer of unissued Shares upon your direction. This indemnification shall apply only to the liquidation, exchange and/or transfer of unissued Shares in shareholder and house accounts executed as wire orders transmitted via NSCC's Fund/SERV system. You represent and warrant to the Trust and to us that all such transactions shall be authorized by your customers.

This indemnification shall not apply to any losses (including attorneys fees) caused by the us or the Trust to comply with any of your instructions governing any of the above transactions, or any grossly negligent act or omission by us or the Trust, or any of their directors, officers, employees or agents. All transactions shall be settled upon your confirmation through NSCC transmission to the Distributor.

The Distributor or the Trust may revoke the indemnity contained in this Section 9 upon written notice to each of the other parties hereto, and in the case of such revocation, this indemnity agreement shall remain effective as to trades made prior to such revocation.

         10. Term. This Agreement shall become effective upon execution and delivery hereof. This Agreement may be terminated at any time, without the payment of any penalty, by either party to this Agreement, by vote of a majority of the members of the board of trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in this Agreement or by vote of a majority of the outstanding voting securities of the Trust on not more than 60 days' written notice to any other party to the Agreement. This Agreement shall automatically terminate in the event of its assignment, as such term is defined under the Investment Company Act.

         11. Representations to Survive. The agreements, representations, warranties and other statements set forth in or made pursuant to this Agreement will remain in full force and effect, to the extent permitted by applicable law, regardless of any investigation made by or on behalf of us or any Authorized Dealer. The provisions of Sections 7, 8 and 9 of this Agreement shall survive the offer and sale of the Shares, to the extent permitted by applicable law, and the termination or cancellation of this Agreement.

         12. No Association. Nothing herein contained constitutes an agreement to become partners with you or with any other Authorized Dealer, but you shall be liable for your proportionate share of any tax, liability or expense based on any claim arising from the sale of Shares under this Agreement. We shall not be under any liability to you, except for obligations expressly assumed by us in this Agreement and liabilities under Section 11(f) of the Securities Act of 1933, as amended, and no obligations on our part shall be implied or inferred herefrom.

         13. Recordkeeping. You will maintain all records required by law to be kept by you relating to transactions in the Shares and, upon request by the Trust, promptly make such of these records available to the Trust as the Trust may reasonably request in connection with its operations.

         14. Notices. Notices hereunder shall be deemed to have been duly given if delivered by hand or facsimile (a) if to you, at your address or facsimile number set forth below and (b) if to us, to ING Funds Distributor, Inc., 18 Campus Blvd., Suite 200, Newtown Square, PA 19073, Attention: James MacCune or, in each case, such other address as may be notified to the other party.

         15. Amendments. We may modify this Agreement at any time by written notice to you. The first order placed by you subsequent to the giving of such notice shall be deemed acceptance by you of the modification described in such notice.

         16. Severability. Every provision of this Agreement shall be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement.

         17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


Please confirm your agreement by signing and returning to us the two enclosed duplicate copies of this Agreement. Upon our acceptance hereof, the Agreement shall constitute a valid and binding contract between us. After our acceptance, we will deliver to you one fully executed copy of this Agreement.

Very truly yours,

ING FUNDS DISTRIBUTOR, INC.

By: _______________________
   Name:
   Title:

Agreed to:
(Name of Authorized Dealer)


By: _______________________
   Name:
   Title:


Address:





Fax No: ___________

Telephone Number: ______________

Telex No: _____________________

Firm Taxpayer Indentification: __________________

SCHEDULE 1


Name of Fund
------------

SCHEDULE 2


Distribution Compensation Payable under Rule 12b-1 Plan
-------------------------------------------------------


Name of Fund                  Class of Shares                       Fee Rate
------------                  ---------------                       --------






         The compensation payable under this agreement is the applicable fee rate of the average daily net asset value of the shares held by your investors (the "Clients' Shares"), which fee will be computed daily (on the basis of 360-day year) and payable monthly. For purposes of determining the fees payable under this section, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients' Share in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you.

         For purposes of the Class B, C and X shares, the calculation, accrual and payment of this fee shall begin in the 13th month that Client Shares are held by an investor.

ADDENDUM A

Terms of Purchase, Redemption and Exchange Instructions
-------------------------------------------------------

A. You acknowledge that instructions placed by you and authorized by your clients ("Clients") for the purchase, redemption or exchange of Shares ("Instructions") will be accepted only at the relevant Fund's net asset value per Share next calculated after receipt of the order by the Trust or its designated agent, as set forth in the applicable Prospectus and Statement of Additional Information (the "SAI"). You agree to process all Instructions in accordance with the procedures and limitations set forth in the Prospectus and SAI.

B. You agree to be solely responsible for the accuracy of each Instruction, including an Instruction through Fund/SERV, and acknowledge that the issuance of any Instruction will constitute your representation and warranty to us and the Trust that the Instruction is accurate, complete and issued as duly authorized by the Client whose Shares are the subject of the Instructions. With regard to transactions through Fund/SERV, you understand that you will receive confirmation of purchases, redemptions and exchanges, and notice of any rejections, from the Trust, or the Trust's designated agents, as applicable, via Fund/SERV. You acknowledge that exchanges are limited to exchanges among identically registered accounts in the Trust.

C. You understand that Instructions shall be deemed to have been received as of the day on which the Instructions were placed by you with the Trust or its designated agent ("Trade Date"), if such Instructions are received by you from Client, or from a person having discretion over the Client's account, prior to 4:00 p.m., Eastern Standard Time ("EST"), on a business day on which the New York Stock Exchange is open ("Close of Trading") and transmitted to the Trust or its designated agent no later than 8:30 a.m., EST, on the next business day following such Trade Date ("Cut-off Time"). You understand that Instructions received in proper form by the Trust or its designated agent after the Cut-off Time on any business day shall be treated as if received on the next following business day. You hereby warrant that all Instructions you transmit to the Trust or its designated agent for processing as of a particular Trade Date will relate only to Instructions received by you prior to the Close of Trading on the Trade Date. Provided you are not in breach of the terms and conditions of this Agreement, you understand that you shall be considered, for purposes of this paragraph only, the Trust's agent for the limited purpose of receiving requests for the purchase, redemption or exchange of Shares and communicating to the Trust or its designated agent such requests.

D. You agree not to seek a net asset value per Share of a Fund as of a time ("As of Trade") other than the next calculated net asset value per Share of the Fund on the Trade Date, without the prior approval of the Trust. You acknowledge that the Trust shall have complete and sole discretion as to whether or not to accept an As of Trade. Unless an As of Trade is placed to correct our error or a Trust-related error, you agree to promptly pay the Trust for any loss incurred to the Trust as a result of the As of Trade. If an As of Trade is authorized by the Trust to be processed as of a particular Trade Date, you hereby warrant that the trade relates only to Instructions received by you by the Close of Trading on such Trade Date.

E. You agree not to seek to cancel or change a previously placed Instruction without the prior approval of the Trust. You understand that the Trust shall have complete and sole discretion as to whether or not to allow the cancellation or change to be made. You agree to promptly pay the Trust the amount of any loss incurred by the Trust as a result of transactions canceled or changed by or at your instruction.

F. In the event of overpayment to you in connection with a redemption of Shares where such overpayment is caused by our or the Trust's error, you agree to use your best efforts to collect such overpayment. If, after such efforts, you are not able to recover all of such overpayment, you will cooperate with our or the Trust's attempt to recover any portion of the overpayment, including, to the extent permitted by your agreements with Clients and applicable law, providing us or the Trust with information reasonably available to you as to the identity of the Client(s) from whom the remainder has not been recovered. Alternatively, if available, at our or the Trust's option, we or the Trust shall be entitled to reclaim such overpayment by debiting your account at NSCC. You agree that overpayments caused by your error shall be your sole responsibility and liability and we or the Trust may debit your account at NSCC to cover such overpayment.